Exhibit (h)(9)
KEELEY FUNDS, INC.
EIGHTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT
     THIS EIGHTH AMENDMENT, dated as of the 15th day of September 2011, to the Fund Accounting Servicing Agreement, dated April 15, 2005, as amended on April 10, 2006, October 1, 2006, August 15, 2007, December 21, 2007, August 7, 2009, November 3, 2009 and February 2, 2010 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland Corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS
     WHEREAS, the parties have entered into the Agreement; and
     WHEREAS, the Company and USBFS desire to amend said Agreement; and
     WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.
     NOW, THEREFORE, the parties agree as follows:
     Exhibit A of the Agreement is hereby superseded and replaced with the Exhibit A attached hereto.
     Except to the extent that it is hereby amended, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name:	John L. Keeley, Jr.	Name:	Michael R. McVoy
Title:	President	Title:	Executive Vice President

Exhibit A
to the Keeley Funds, Inc. Fund Accounting Servicing Agreement
Separate Series of Keeley Funds, Inc.
Name of Series
KEELEY Small Cap Value Fund
KEELEY Small-Mid Cap Value Fund
KEELEY Mid Cap Value Fund
KEELEY Small Cap Dividend Value Fund
KEELEY Mid Cap Dividend Value Fund
KEELEY All Cap Value Fund
KEELEY Alternative Value Fund

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